Contact:

Alexander G. Babey, President and Chief Executive Officer

Robert W. DeRossett, Chief Financial Officer

Mid-Southern Bancorp, Inc.

812-883-2639

MID-SOUTHERN BANCORP, INC.

REPORTS RESULTS OF OPERATIONS FOR THE THIRD QUARTER OF 2020

Salem, Indiana—October 26, 2020. Mid-Southern Bancorp, Inc. (the “Company”) (NASDAQ: MSVB), the holding company for Mid-Southern Savings Bank, FSB (the “Bank”), reported net income for the third quarter ended September 30, 2020 of $264,000 or $0.09 per diluted share compared to $105,000 or $0.03 per diluted share for the same period in 2019. For the nine months ended September 30, 2020, the Company reported net income of $991,000 or $0.31 per diluted share compared to $764,000 or $0.23 per diluted share for the same period in 2019.

In light of the recent events surrounding the COVID-19 pandemic, the Company is continually assessing the effects of the pandemic to its employees, customers and communities. In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted. The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation, and the Company supported its customers through the SBA Paycheck Protection Program (“PPP”), loan modifications and deferrals and fee waivers for early withdrawal of certificates of deposit due to hardship. The deadline for PPP loan applications was extended to August 8, 2020, and as of September 30, 2020, the Bank funded 29 PPP loans totaling $474,000. In addition, as of September 30, 2020, 89 loans totaling $18.6 million in outstanding principal had been modified for payment relief related to the pandemic.

While the ultimate impact of the crisis is difficult to predict, management believes the Company is well-capitalized and has the financial stability to continue to responsibly serve its customers and communities during this unprecedented time.

Income Statement Review

Net interest income after provision for loan losses decreased $177,000, or 10.1%, for the quarter ended September 30, 2020 to $1.6 million as compared to $1.8 million for the quarter ended September 30, 2019. Total interest income decreased $194,000, or 9.6%, when comparing the two periods, due to a decrease in the yield earned on interest-earning assets partially offset by an increase in the average balance of interest-earning assets. The average tax equivalent yield on interest-earning assets decreased to 3.68% for the quarter ended September 30, 2020 from 4.17% for the quarter ended September 30, 2019, due primarily to a decrease in market interest rates, driven by decreases in the targeted federal funds rate in response to the COVID-19 pandemic. The average balance of interest-earning assets increased to $208.4 million for the quarter ended September 30, 2020 from $199.1 million for the quarter ended September 30, 2019, due primarily to increases in investment securities, partially offset by decreases in loans receivable and cash and cash equivalents. Total interest expense decreased $41,000, or 15.4%, when comparing the two periods due to a decrease in the average cost of interest-bearing liabilities, partially offset by an increase in the average balance of interest-bearing liabilities. The average cost of interest-bearing liabilities decreased to 0.62% for the quarter ended September 30, 2020 from 0.76% for the same period in 2019. The average balance of interest-bearing liabilities increased to $145.2 million for the quarter ended September 30, 2020 from $140.3 million for the same period in 2019, due primarily to an increase in savings and interest-bearing demand deposit accounts, partially offset by a decrease in time deposits. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased to 3.06% from 3.41% and the net interest margin decreased to 3.25% from 3.64% for the quarters ended September 30, 2020 and 2019, respectively.

Mid-Southern Bancorp, Inc.

October 26, 2020

Net interest income after provision for loan losses decreased $577,000, or 10.9%, for the nine months ended September 30, 2020 to $4.7 million as compared to $5.3 million for the nine-month period ended September 30, 2019. Total interest income decreased $401,000, or 6.7%, when comparing the two periods, due to a decrease in the yield earned on interest-bearing assets partially offset by an increase in the average balance of interest-earning assets. The average tax equivalent yield on interest-earning assets decreased to 3.78% for the nine months ended September 30, 2020 from 4.22% for the nine months ended September 30, 2019, due primarily to a decrease in market interest rates. The average balance of interest-earning assets increased to $204.7 million for the nine months ended September 30, 2020 from $193.3 million for the nine-month period ended September 30, 2019, due primarily to increases in cash and cash equivalents and investment securities, partially offset by a decrease in loans receivable. Total interest expense increased $80,000, or 12.2%, when comparing the two periods due to an increase in both the average balance and cost of interest-bearing liabilities. The average balance of interest-bearing liabilities increased to $142.1 million for the nine months ended September 30, 2020 from $133.5 million for the same period in 2019, due primarily to increases in both the average balance of Federal Home Loan Bank borrowings and the average balance of savings and interest-bearing demand deposit accounts, partially offset by a decrease in the average balance of time deposits. On June 27, 2019, the Company borrowed $10.0 million from the Federal Home Loan Bank of Indianapolis which matures on June 27, 2024 and bears an interest rate of 1.73%. No further borrowings have been made. The average cost of interest-bearing liabilities increased to 0.69% for the nine months ended September 30, 2020 from 0.66% for the same period in 2019. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased to 3.09% from 3.56% and the net interest margin decreased to 3.29% from 3.77% for the nine-month periods ended September 30, 2020 and 2019, respectively.

Noninterest income decreased $13,000, or 6.0%, for the quarter ended September 30, 2020 as compared to the same period in 2019, due primarily to a decrease of $41,000 deposit account service charges, partially offset by increases of $8,000 and $21,000 in ATM and debit card fee income and other income, respectively.

Noninterest income increased $26,000, or 4.1%, for the nine months ended September 30, 2020 as compared to the same period in 2019, due primarily to increases of $97,000 in net gain on sales of securities available for sale, $23,000 in ATM and debit card fee income and $35,000 in other income, partially offset by a $126,000 decrease in deposit account service charges.

Noninterest expense decreased $362,000, or 19.2%, for the quarter ended September 30, 2020 as compared to the same period in 2019. The decrease was due primarily to decreases in data processing expenses of $334,000, decreases in impairment loss on real estate held for sale of $67,000 and decreases in other expenses of $54,000, partially offset by an increase of $89,000 in compensation and benefits. Data processing expenses decreased due primarily to contract termination expenses recognized in the third quarter of last year related to the Bank’s core processing system conversion which was completed in the fourth quarter of 2019.

Noninterest expense decreased $768,000, or 15.1%, for the nine months ended September 30, 2020 as compared to the same period in 2019. The decrease was due primarily to decreases in data processing expenses of $728,000, decreases in impairment loss on real estate held for sale of $67,000, decreases in stockholders’ meeting expenses of $29,000, and other expenses of $110,000, partially offset by increases of $111,000 in compensation and benefits expense and $95,000 in directors’ compensation expense. Data processing expenses decreased due primarily to contract termination expenses recognized during the first nine months of 2019 related to the Bank’s core processing system conversion which was completed in the fourth quarter of 2019. The increase in directors’ compensation expense is due primarily to the recognition of $94,000 of stock compensation expense recognized for the nine months ended September 30, 2020, as compared to no stock compensation expense recognized for the same period in 2019.

The Company recorded an income tax benefit of $11,000 for the quarter ended September 30, 2020, compared to a benefit of $24,000 for the same period in 2019. Income tax expense for the nine months ended September 30, 2020 was $74,000 compared to $84,000 for the same period in 2019 resulting from a reduction in our effective tax rate to 6.9% for 2020 compared to 9.9% for 2019. The decrease in the effective tax rate is due largely to increased tax-exempt investment income proportionate to overall pre-tax income.

Mid-Southern Bancorp, Inc.

October 26, 2020

Balance Sheet Review

Total assets as of September 30, 2020 were $218.3 million compared to $208.4 million at December 31, 2019. Investment securities increased $21.3 million, partially offset by decreases of $8.0 million and $3.4 million in net loans receivable and cash and cash equivalents, respectively. Investment securities increased due primarily to the purchase of $30.6 million of available for sale securities and a $1.7 million increase in the unrealized gain on available for sale securities which were partially offset by the $4.5 million sale of available for sale securities and scheduled principal payments of mortgage-backed securities. The decrease in net loans was due primarily to decreases of $4.1 million in one-to-four family residential loans, $3.1 million in commercial real estate loans and $647,000 in multi-family residential loans. Total liabilities, comprised mostly of deposits, increased $11.8 million during the nine months ended September 30, 2020. The increase was due primarily to increases of $4.5 million and $7.0 million in noninterest-bearing deposits and interest-bearing deposits, respectively.

Credit Quality

Non-performing loans increased to $1.4 million at September 30, 2020 compared to $1.2 million at December 31, 2019, or 1.2% and 0.9% of total loans, respectively. At September 30, 2020, $1.1 million or 74.8% of non-performing loans were current on their loan payments. At September 30, 2020, non-performing troubled debt restructured loans totaled $387,000. There was no foreclosed real estate owned at either September 30, 2020 or December 31, 2019.

Based on management’s analysis of the allowance for loan losses, the Company recorded a $30,000 provision for loan losses for the quarter ended September 30, 2020, compared to a $6,000 provision for loan losses for the same period in 2019. The provision for the current quarter reflects expected credit losses based upon the conditions that existed as of September 30, 2020. The Company recognized net charge offs of $4,000 for the quarter ended September 30, 2020 compared to net charge offs of $6,000 for the same period in 2019.

For the nine months ended September 30, 2020, the Company recorded a $102,000 provision for loan losses compared to a $6,000 provision for loan losses for the same period in 2019. The Company recognized net charge-offs of $18,000 for the nine months ended September 30, 2020 compared to net charge-offs of $22,000 for the nine months ended September 30, 2019. The allowance for loan losses totaled $1.6 million, representing 1.4% of total loans at September 30, 2020, compared to $1.5 million and 1.2%, respectively at December 31, 2019. The allowance for loan losses represented 109.5% of non-performing loans at September 30, 2020, compared to 126.7% at December 31, 2019.

Capital

On May 23, 2018, the President signed into law the Economic Growth, Regulatory Relief, and Consumer Protection Act passed by Congress (the “Act”). The Act contains a number of provisions extending regulatory relief to banks and savings institutions and their holding companies. Effective January 1, 2020, a bank or savings institution that elects to use the Community Bank Leverage Ratio (“CBLR”) will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0%. To be eligible to elect to use the CBLR, the bank or institution also must have total consolidated assets of less than $10 billion, off-balance sheet exposures of 25% or less of its total consolidated assets, and trading assets and trading liabilities of 5.0% or less of its total consolidated assets, all as of the end of the most recent quarter. The Bank elected to use the CBLR effective January 1, 2020.

At September 30, 2020, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines with a CBLR of 17.7%.

Mid-Southern Bancorp, Inc.

October 26, 2020

The Company’s shareholders’ equity decreased to $48.8 million at September 30, 2020, from $50.8 million at December 31, 2019. The decrease was due primarily to the repurchase of 343,560 shares of our common stock at a total cost of $4.2 million or an average of $12.32 per share, partially offset by an increase in accumulated other comprehensive income, net of tax, of $1.3 million due primarily to increases in the fair market value of available-for-sale investments and net income of $991,000, less dividends of $195,000. At September 30, 2020, a total of 129,300 shares remain available for future purchases under the current stock repurchase plan.

About Mid-Southern Bancorp, Inc.

Mid-Southern Savings Bank, FSB is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky. The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and a loan production office located in New Albany, Indiana.

Mid-Southern Bancorp, Inc.

October 26, 2020

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which the Company and the Bank are engaged; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that are available on our website at mid-southern.com and on the SEC’s website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

Except as required by applicable law, the Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Mid-Southern Bancorp, Inc.

October 26, 2020

MID-SOUTHERN BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
OPERATING DATA	2020	2019	2020	2019

Total interest income	$1,833	$2,027	$5,577	$5,978
Total interest expense	226	267	738	658
Net interest income	1,607	1,760	4,839	5,320
Provision for loan losses	30	6	102	6
Net interest income after provision for loan losses	1,577	1,754	4,737	5,314
Total non-interest income	202	215	657	631
Total non-interest expense	1,526	1,888	4,329	5,097
Income before income taxes	253	81	1,065	848
Income tax expense (benefit)	(11)	(24)	74	84
Net income	$264	$105	$991	$764

Net income per share attributable to common shareholders:
Basic	$0.09	$0.03	$0.31	$0.23
Diluted	$0.09	$0.03	$0.31	$0.23

Weighted average common shares outstanding:
Basic	3,106,371	3,364,526	3,237,533	3,366,472
Diluted	3,110,316	3,365,925	3,239,657	3,367,881

	September 30,	December 31,
BALANCE SHEET INFORMATION	2020	2019

Cash and cash equivalents	$15,464	$18,817
Investment securities	79,744	58,459
Loans, net	115,267	123,272
Interest-earning assets	210,891	201,247
Total assets	218,281	208,436
Deposits	158,508	146,969
Borrowings	10,000	10,000
Stockholders' equity	48,846	50,813
Book value per share (1)	15.20	14.28
Tangible book value per share (2)	15.20	14.28
Non-performing assets:
Nonaccrual loans	1,445	1,182
Accruing loans past due 90 days or more	—	—
Foreclosed real estate	—	—
Troubled debt restructurings on accrual status	1,058	1,305

Mid-Southern Bancorp, Inc.

October 26, 2020

OTHER FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Performance ratios:	2020	2019	2020	2019

Cash dividends per share	$0.02	$0.02	$0.06	$0.06
Return on average assets (annualized)	0.48%	0.20%	0.62%	0.51%
Return on average stockholders' equity (annualized)	2.09%	0.83%	2.60%	2.05%
Net interest margin	3.25%	3.64%	3.29%	3.77%
Interest rate spread	3.06%	3.41%	3.09%	3.56%
Efficiency ratio	84.4%	95.6%	78.8%	85.6%
Average interest-earning assets to average interest-bearing liabilities	143.6%	141.9%	144.1%	144.8%
Average stockholders' equity to average assets	23.1%	24.1%	23.8%	24.8%
Stockholders' equity to total assets at end of period			22.4%	24.3%

	September 30,	December 31,
Capital ratios: (3)	2020	2019

Community Bank Leverage Ratio	17.7%	N/A
Total risk-based capital (to risk-weighted assets)	N/A	33.4%
Tier 1 core capital (to risk-weighted assets)	N/A	32.2%
Common equity Tier 1 (to risk-weighted assets)	N/A	32.2%
Tier 1 leverage (to average adjusted total assets)	N/A	17.9%

	September 30,	December 31,
Asset quality ratios:	2020	2019

Allowance for loan losses as a percent of total loans	1.4%	1.2%
Allowance for loan losses as percent of non-performing loans	109.5%	126.7%
Net charge-offs to average outstanding loans during the period	0.0%	0.0%
Non-performing loans as a percent of total loans	1.2%	0.9%
Non-performing assets as a percent of total assets	0.7%	0.6%

(1) -We calculate book value per share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(2) - Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total stockholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated. We provide the tangible book value per share in addition to those defined by banking regulators because of its widespread use by investors as a means to evaluate capital adequacy.

(3) - Effective January 1, 2020, the Bank elected to use the CBLR, as provided by the Act.  The Act contains a number of provisions extending regulatory relief to banks and savings institutions and their holding companies.  A bank or savings institution that elects to use the CBLR will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0%.  As a result of this election as of January 1, 2020, a comparative ratio to December 31, 2019 is not available.